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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF FRANK J. HARITON]


                                        June 24, 1998

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

     Re:  Vitafort International Corporation (the "Company")
          Registration Statements on Form SB-2 Number 333-5733 and
          333-32029 Relating to an aggregate of 7,319,321 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share

Gentlemen:

     I have been requested by the Company, a Delaware corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned Registration Statement (the "Registration Statement") covering the 7,319,321 Shares. All of the 7,319,321 Shares will be offered by the Selling Shareholders who acquired the shares under various agreements or will be acquired by the Selling Shareholders upon the conversion of preferred stock or the exercise of options.

     In connection with this opinion, I have examined the Registration Statement (as amended through the date hereof), the Certificate of Incorporation and By-Laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

     Based upon and subject to the foregoing, I am of the opinion that all of the 7,319,321 Shares, when sold in the manner described in the Registration Statement, will be legally issued fully paid and non-assessable.

     I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York, the internal corporate laws of the State of Delaware. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

                                        Very truly yours,

                                        /s/ Frank J. Hariton

                                        Frank J. Hariton